STRUCTURED ASSET SECURITIES CORPORATION

MORTGAGE LOAN TRUST 2002-9
MORTGAGE-BACKED NOTES, SERIES 2002-9

TERMS AGREEMENT

Dated: April 25, 2002

To:

Structured Asset Securities Corporation, as Depositor under the Sale and Servicing Agreement dated as of April 1, 2002 (the "Sale and Servicing Agreement").

Re:

Underwriting Agreement (Standard Terms for Notes) dated as of April 25, 2002 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:  Series 2002-9.

Terms of the Series Notes:  Structured Asset Securities Corporation Mortgage Loan Trust 2002-9 Mortgage-Backed Notes, Series 2002-9, Class A1, Class A2 (together, the "Class A Notes"), Class M1, Class M2, Class B1 and Class B2 (collectively, the "Notes") will evidence, in the aggregate, all of the notes issued by Structured Asset Securities Corporation Mortgage Loan Trust 2002-9 (the "Trust") pursuant to an Indenture dated as of April 1, 2002 (the "Indenture") between the Trust and JPMorgan Chase Bank, as indenture trustee.  The Notes are secured by the assets of the Trust which consist of a pool of conventional, adjustable- and fixed-rate, first lien residential mortgage loans (the "Mortgage Loans") and certain other assets (together, the "Collateral").  The Trust will issue the Notes and a single class of residual interest certificates (together with the Notes, the "Securities").  Only the Notes are being sold pursuant to the terms hereof.

Registration Statement:  File Number 333-82904.

Note Ratings:  It is a condition of Closing that at the Closing Date the Class A Notes be rated "AAA" by Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. ("S&P") and "Aaa" by Moody's Investors Service, Inc. ("Moody's"); the Class M1 Notes be rated "AA" by S&P and "Aa2" by Moody's; the Class M2 Notes be rated "A" by S&P and "A2" by Moody's; the Class B1 Notes be rated by "BBB" by S&P and "Baa2" by Moody's; and the Class B2 Notes be rated "BBB" by S&P and "Baa3" by Moody's.

Terms of Sale of the Notes:  The Depositor agrees to sell to Lehman Brothers Inc. ("Lehman Brothers" or the "Underwriter") and Lehman Brothers agrees to purchase from the Depositor the Notes in the principal amounts and prices set forth beneath its name on Schedule 1.  The purchase price for each class of Notes shall be the applicable Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the applicable initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Notes to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  April 1, 2002.

Closing Date:  10:00 A.M., New-York time, on or about April 25, 2002.  On the Closing Date, the Depositor will deliver the Notes to the Underwriter against payment therefor.

Counsel:  McKee Nelson LLP will act as counsel for the Underwriter.

Closing; Notice Address:  Notwithstanding anything to the contrary in the Standard Terms, the Closing shall take place at the offices of the Underwriter, located at 745 7th Avenue, New York, New York 10019, and any notices delivered to each of the Underwriter and the Depositor shall be delivered to it at 745 7th Avenue, New York, New York 10019.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

LEHMAN BROTHERS INC.

By:      /s/ Stanley P. Labanowski

Name:

Stanley P. Labanowski

Title:

Senior Vice President

Accepted:

STRUCTURED ASSET SECURITIES

CORPORATION

By:      /s/ Stanley P. Labanowski

Name:

Stanley P. Labanowski

Title:

Vice President

Schedule 1

Class	Initial Note Principal Amount(1)	Note Interest Rate	Purchase Price Percentage(3)
A1	$381,668,000	Adjustable(2)	99.75%
A2	195,745,000	Adjustable(2)	99.75%
M1	7,441,000	Adjustable(2)	98.75%
M2	5,953,000	Adjustable(2)	98.75%
B1	4,465,000	Adjustable(2)	99.75%
B2	10,000,000	9.00%	99.75%

____________

(1)

These balances are approximate, as described in the prospectus supplement.

(2)

The Class A1, Class A2, Class M1, Class M2 and Class B1 Notes will accrue interest based on one-month LIBOR plus a specified margin, subject to limitation, as described in the prospectus supplement.

(3)

Exclusive of accrued interest, as a product of Initial Note Principal Amount.